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Exhibit 2


                      ATLAS APPOINTS GARY DAVIS PRESIDENT
                        _______________________________

  Denver, CO, August 18, 1995 -- Atlas Corporation (NYSE:AZ) announced today that its Board of Directors has appointed Gary Davis to the position of President of the Corporation. He had been serving as Executive Vice President since May 15, 1995.

  Mr. Davis is an engineer with over 24 years of experience in the natural resources industry. He joined Atlas in 1989 as Vice President of Business Planning and over the past six years has held the positions of Chief Operating Officer, Vice President of Operations, President of Atlas Mining and Atlas Perlite companies and, during a period of recapitalization, as Coordinating Executive Officer. Prior to joining Atlas, Mr. Davis had been with Atlantic Richfield Corporation for over 15 years, the majority of time was with ARCO's coal division where he was most recently responsible for directing its worldwide acquisition efforts.

  David J. Birkenshaw, Atlas' Chairman and Chief Executive Officer, stated, "Gary has played a major role as part of the executive team in the significant events of the last few years. He was the key player in the recently announced Doby purchase agreement and in the acquisition of the Granges equity position in 1994. As President, he will continue to direct the activities associated with the restarting of gold mining operations at the Gold Bar Project in Nevada and evaluate other growth opportunities for the Company."

  Atlas explores for and develops mining properties. The Company is in the process of restarting mining operations at the 105 square mile Gold Bar Project located in Eureka, Nevada. Atlas also holds a 28% equity position in Granges Inc.

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